Exhibit (k)(4)

TRANSFER AGENCY AND REGISTRAR SERVICES AGREEMENT

This Transfer Agency and Registrar Services Agreement (this “Agreement”), dated as of __________, 2014 is between Eagle Point Credit Company LLC, a Delaware limited liability company, and after its conversion to a Delaware corporation, Eagle Point Credit Company Inc. (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (“AST”).

1.     Appointment as Transfer Agent. The Company hereby appoints AST to act as sole transfer agent and registrar for the common stock of the Company and for any such other securities as set forth in Exhibit A hereto (which the Company shall update as necessary to keep complete and accurate) and as the Company may request in writing (the “Shares”) in accordance with the terms and conditions hereof, and AST hereby accepts such appointment. In connection with the appointment of AST as transfer agent and registrar for the Company, the Company shall provide AST: (a) Specimens of all forms of outstanding stock certificates, if any, in the forms approved by the board of directors of the Company, with a certificate of the secretary of the Company as to such approval; (b) Names and specimens of the signatures of the officers of the Company authorized to sign stock certificates, if any, and names and specimens of the signatures of the individuals authorized to provide instructions and requests to AST; (c) A copy of the certificate of formation, operating agreement and certificate of incorporation and by-laws of the Company, as applicable, and, on a continuing basis, copies of all material amendments to such documents made after the date of this Agreement (such amendments to be provided promptly after such amendments are made); and (d) A sufficient supply of blank certificates (if applicable) signed by (or bearing the facsimile signature of) the officers of the Company authorized to sign stock certificates and bearing the Company’s corporate seal (if required). AST may use certificates (if applicable) bearing the signature of a person who at the time of use is no longer an officer of the Company.

2.     Additional Services. AST may provide further services to, or on behalf of, the Company as may be agreed upon between the Company and AST. Should AST so elect, AST shall be entitled to provide services to reunify holders of shares in the Company (each, a “Shareholder”) with their assets, provided the Company incurs no additional charge for such services. Furthermore, AST shall provide information agent and proxy solicitation services to the Company on terms to be mutually agreed upon by the parties hereto.

3.     Company Representations and Warranties.

a.    The Company represents and warrants to AST that: (i) it is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware; (ii) it is empowered under applicable laws and governing instruments to enter into and perform this Agreement; and (iii) all proceedings required by such governing instruments and applicable law have been taken to authorize it to enter into and perform this Agreement.

b.   All shares issued and outstanding as of the date hereof, or to be issued during the term of this appointment, are/shall be duly authorized, validly issued, fully paid and non-assessable. Except as otherwise noted, all such shares are (or, in the case of shares that have not yet been issued, will be) duly registered under the Securities Act of 1933 and the Securities Exchange Act of 1934. Any shares not so registered were or shall be issued or transferred in a transaction or series of transactions exempt from the registration provisions of the relevant law, and in each such issuance or transfer, the Company was or shall be so advised by its legal counsel and all such shares issued shall be subject to all applicable restrictions on their transfer and shall bear all appropriate legends (as applicable).

c.   The Company shall promptly advise AST in writing of any change in the capital structure of the Company, and the Company shall promptly provide AST with board resolutions authorizing any recapitalization of the Shares or change in the number of issued or authorized Shares.

4.    AST’s Representations and Warranties.

a.   AST represents and warrants to Company that (i) AST is a limited liability trust company duly organized and validly existing and in good standing under the laws of the State of New York; (ii) it is empowered under applicable laws and its governing instruments to enter into and perform this Agreement; (iii) all proceedings required by such governing instruments and applicable law have been taken to authorize it to enter into and perform this Agreement.

b.   AST has compliance policies and procedures reasonably designed to prevent violations of the federal securities laws, and it will cooperate with, make personnel available to, and furnish such information to the Company as may be requested by the Company’s Chief Compliance Officer (the “CCO”) in order for the CCO to perform his or her duties. Additionally, AST will provide summary procedures and updates, as applicable, to the CCO concerning its compliance with applicable laws and regulations upon the request of the CCO.

5.  Compensation. AST shall be entitled to reasonable compensation for all services rendered and shall be reimbursed for all expenses incurred in connection with the services provided hereunder, including without limitation legal costs and costs of responding to subponeas related to the Company’s records (regardless of whether AST is still an agent for the Company) in connection with its acting as agent, as set forth in the attached Fee Schedule dated ______________ (the “Fee Schedule”). In the event that the scope of services to be provided by AST is increased substantially, the parties shall negotiate in good faith to determine reasonable compensation for such additional services. On termination of its services as Agent, AST shall be entitled to reasonable additional compensation for the service of preparing records for delivery to the successor agent or to the Company, and for forwarding and maintaining records with respect to certificates received after such termination.

6.     AST as Distributor of Funds. All funds received by AST for distribution on behalf of the Company will be deposited by AST in a segregated bank account. The Company, which will be given a copy of the bank’s statements for such account, shall have the responsibility to reconcile such account. The Company shall also have the responsibility to discharge all escheat obligations relating to such funds. If so requested by AST, the Company shall, at its expense, furnish AST with a written opinion of its legal counsel regarding such obligations.

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7.     Lost Certificates. AST shall be authorized to issue replacement certificates for stock certificates claimed by a Shareholder to have been lost, stolen or mutilated upon receipt of an affidavit of the Shareholder to such effect and receipt of payment from the Shareholder of a premium for an indemnity bond purchased through AST or, at the option of the Shareholder, any surety company reasonably acceptable to AST.

8.     Overissue. If AST receives a stock certificate not reflected in its records, AST will research records, if any, delivered to it upon its appointment as transfer agent from a prior transfer agent (or from the Company). If such records do not exist or if such certificate cannot be reconciled with such records, then AST will notify the Company. If neither the Company nor AST is able to reconcile such certificate with any records (so that the transfer of such certificate on the records maintained by AST would create an overissue), the Company shall within sixty (60) days either: (i) increase the number of its issued Shares, or (ii) acquire and cancel a sufficient number of issued Shares, to correct the overissue.

9.     Confidentiality. AST acknowledges that it will acquire information and data from the Company, and such information and data are confidential and proprietary information of the Company (collectively, “Confidential Information”).

a.    Confidential Information may include, but shall not be limited to, information related to clients, business plans, Shareholders, business processes and other related data, all in any form whether electronic or otherwise, that AST acquires in connection with this Agreement or the services provided hereunder. Confidential Information will not include, however, any information that (i) was in the possession of AST at the commencement of the services contemplated under this Agreement, (ii) became part of the public domain through no fault of AST, (iii) became rightfully known to AST or its affiliates through a third party with no obligation of confidentiality to the Company, or (iv) is independently developed by AST.

b.    AST agrees not to disclose the Confidential Information to others (except as required by law) or use it in any way, commercially or otherwise, except in performing services hereunder, and shall not allow any unauthorized person access to the Confidential Information. AST further agrees to exercise at least the same degree of care as it uses with regard to its own confidential information, but in no event less than reasonable degree of care, in protecting the Confidential Information. AST has implemented physical, electronic and other securities measures and controls as are necessary to protect (i) the security and confidentiality of Confidential Information and non-public personal information of the Company’s officers, directors and Shareholders and (ii) against unauthorized access to or use of Confidential Information or such non-public personal information. AST shall bear the costs incurred to establish such infrastructure.

c.    Where disclosure of Confidential Information is required by law, AST shall use its commercially reasonable efforts to notify and consult with the Company (unless prohibited by law) prior to such disclosure; provided, however, that such notice shall not be required in connection with any disclosure made pursuant to a subpoena or other legal process relating specifically to an individual shareholder or a group of shareholders.

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d.    As may be permissible by law and without limiting any party’s rights in respect of a breach of this Confidentiality section, AST will (i) promptly notify the Company in writing of any unauthorized possession, use, or disclosure of the Company’s Confidential Information by any person or entity that may become known to AST; (ii) furnish to the Company full details of the unauthorized possession, use or disclosure; and (iii) use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information or any non-public personal information.

10.  Limitations on AST's Responsibilities. AST shall not be responsible for the validity of the issuance, presentation or transfer of stock; the genuineness of endorsements; the authority of presenters; or the collection or payment of charges or taxes incident to the issuance or transfer of stock. AST may, however, delay or decline an issuance or transfer if it deems it to be in its or the Company’s best interests to receive evidence or assurance of such validity, authority, collection or payment. AST shall not be responsible for any discrepancies in its records or between its records and those of the Company, if it is a successor transfer agent or successor registrar, unless no discrepancy existed in the records of the Company and any predecessor transfer agent or predecessor registrar. AST shall not be deemed to have notice of, or be required to inquire regarding, any provision of the Company’s governing documents, any court or administrative order, or any other document, unless it is specifically advised of such in a writing from the Company, which writing shall set forth the manner in which it affects the Shares. In no event shall AST be responsible for any transfer or issuance not effected by it.

11.  Standard of Care. AST shall exercise reasonable care and diligence in carrying out all of its duties and obligations under this Agreement. AST shall be liable to the Company for losses, liabilities or expenses incurred as a result of AST’s gross negligence, bad faith, or willful misconduct.

12.  Limitations on Liability. Subject to the Company’s indemnification obligation hereunder, neither AST nor the Company have any liability for any incidental, special, statutory, indirect or consequential damages, or for any loss of profits, revenue, data or cost of cover under any provision of this Agreement or for any act or failure to act hereunder, even if advised of the possibility thereof. AST’s liability arising out of or in connection with its acting as Agent for the Company shall not exceed the aggregate amount of all fees (excluding expenses) paid under this Agreement in the twenty-four (24) month period immediately preceding the date of the first event giving rise to liability.

13.  Indemnities.

a.    From and at all times after the date of this Agreement, the Company covenants and agrees to defend, indemnify, reimburse and hold harmless AST and its and its officers, directors, employees, affiliates and agents (each, an “AST Indemnified Party”) against any actions, claims, losses, liability or reasonable expenses (including legal and other fees and expenses) incurred by or asserted against any AST Indemnified Party arising out of or in connection with entering into this Agreement, the performance of the Company’s duties under this Agreement, or the enforcement of the indemnity hereunder, except for such losses, liabilities or expenses incurred as a result of an AST Indemnified Party’s gross negligence, bad faith, or willful misconduct or reckless disregard of the AST Indemnified Party’s duties under this Agreement.

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b.    From and at all times after the date of this Agreement, AST covenant and agree to defend, indemnify, reimburse and hold harmless the Company and its and its officers, directors, employees, affiliates and agents (each, a “Company Indemnified Party”) against any actions, claims, losses, liability or reasonable expenses (including legal and other fees and expenses) incurred by or asserted against any Company Indemnified Party arising out of or incurred as a result of AST’s gross negligence, bad faith, or willful misconduct or reckless disregard of AST’s duties under this Agreement.

c.    In addition, the Company shall defend, indemnify, reimburse and hold harmless AST for AST’s reliance (i) on written or oral instructions from an individual that AST reasonably believes in good faith to be authorized to provide such instructions on behalf the Company or on behalf of a Shareholder, including, but not limited to, any certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security; (ii) on any statement of fact contained in any such writing or instruction which AST in good faith and reasonably believes to be accurate; (iii) on the apparent authority of any person to act on behalf of the Company or a Shareholder as having actual authority to the extent of such apparent authority; (iv) on the authenticity and genuineness of any signature (manual or facsimile) appearing on any writing, including, but not limited to, any certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security; and (v) on the conformity to original of any copy; provided that, AST shall not be indemnified and held harmless for reliance on oral instructions in the event that prior to such reliance to (i) the Company shall have advised AST in writing that it is entitled to act and rely only on written instructions of designated officers of the Company; (ii) it furnishes AST with an appropriate incumbency certificate for such officers and their signatures; and (iii) the Company thereafter keeps such designation current with an annual (or more frequent, if required) re-filing. AST may also act and rely on advice, opinions or instructions received from the Company’s legal counsel. AST may, in any event, act and rely on advice received from its legal counsel.

d.    Neither AST nor the Company, as the case may be (the “Indemnifying Party”), shall be liable under its indemnity obligations hereunder with respect to any claim against an AST Indemnified Party or a Company Indemnified Party, as the case may be (the “Indemnified Party”), unless the Indemnifying Party is notified of the written assertion of such a claim, or of any action commenced against an Indemnified Party, promptly after the Indemnified Party shall have received any such written information as to the nature and basis of the claim; provided, however, that failure by the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of any liability hereunder if no prejudice occurs. All provisions regarding indemnification, liability and limits thereon shall survive the termination of this Agreement.

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14.   Force Majeure.

a.   AST is not liable for failure or delay in the performance of its obligations under this Agreement if such failure or delay is due to causes beyond its commercially reasonable control, including but not limited to Acts of God (including fire, flood, earthquake, storm, hurricane or other natural disaster), war, invasion, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalization, government sanction, blockage, embargo, labor dispute, strike, lockout or interruption or failure of electricity or telephone service or any other force majeure event. Provided that AST has adopted a reasonably designed business contingency plan, the Company is not entitled to terminate this Agreement under Section 19(c) in such circumstances.

b.   AST shall establish and maintain a disaster recovery plan and back-up system at all times satisfying the requirements of all applicable laws, rules, and regulations.

15.         No Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only AST and the Company and their respective successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries of this Agreement.

16.         Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York, without giving effect to the conflict of laws principles thereof.

17.         Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree that the United States District Court for the Southern District of New York shall have the sole and exclusive jurisdiction over any such proceeding. If such court lacks federal subject matter jurisdiction, the parties hereto agree that the Supreme Court of the State of New York within New York County shall have sole and exclusive jurisdiction. Any final judgment shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts. Each party hereto irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this section of this Agreement with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties hereto irrevocably to waive the right to trial by jury in any litigation related to or arising under this Agreement.

18.         Assignment. AST may assign this Agreement or any rights granted under this Agreement, in whole or in part, either to affiliates, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of AST’s assets or business without the prior written consent of the Company, and the Company may assign this Agreement or any rights granted hereunder in connection with its reorganization or amalgamation with subsidiary entities without the prior written consent of AST.

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19.         Term and Termination.

a.           The initial term of this Agreement shall be three (3) years from the date hereof (the “Initial Term”) and the appointment shall automatically be renewed for further one (1) year successive terms (each such one-year term, a “Renewal Term”) without further action of the parties, unless written notice is provided by either party at least ninety (90) days prior to the end of the Initial Term or any Renewal Term.

b.           The Company may terminate this Agreement before the expiration of the Initial Term or any Renewal Term for any reason upon ninety (90) days prior written notice to AST. If the Company terminates this Agreement prior to the expiration of the Initial Term, for any reason except termination under Section 19.c hereof, the Company shall pay (i) any amounts then outstanding under this Agreement, (ii) all amounts due to AST under Section 5 of this Agreement as of the termination date and (iii) the monthly fees due to AST under the Fee Schedule for the remaining period of the Initial Term, without duplication. If the Company terminates this Agreement during any Renewal Term, the Company shall pay (i) any amounts then outstanding under this Agreement and (ii) all amounts due to AST under Section 5 of this Agreement as of the applicable termination date.

c.           This Agreement may be terminated by either party immediately upon written notice to the other party (i) in the event that the other party commits any breach of its material representations, covenants or obligations under this Agreement, and such breach remains uncured for more than forty-five (45) days after the date that written notice of such breach is provided to the breaching party by the non-breaching party and (ii) the bankruptcy, reorganization, liquidation, merger or acquisition of either party.

d.           The term of this appointment shall be governed in accordance with this paragraph, notwithstanding the cessation of active trading in the capital stock of the Company.

e.           On termination of the appointment of AST for any reason, AST will perform its services in assisting with the transfer of records in a diligent and professional manner.

20.         Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

21.         Amendment. This Agreement may be amended or modified by a written agreement executed by both parties.

22.         Notices. The address of the Company to which notices may be sent is 20 Horseneck Lane, Greenwich, Connecticut 06830, Attention: Thomas P. Majewski. The address of AST to which notices may be sent is 6201 15th Avenue, Brooklyn, New York 11219, Attention: General Counsel.

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AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC		EAGLE POINT CREDIT COMPANY LLC

By:		By:
	Name:		Name: Thomas P. Majewski
	Title:		Title: Chief Executive Officer

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EXHIBIT A

The Company is authorized to issue the following shares/units:

Class of Stock	Par Value	Number of Shares/Units Authorized

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